ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into as of November 2, 2004 by and between SIGNATURE CREDIT CORPORATION, a California corporation ("Seller"), TRYCERA FINANCIAL CORPORATION, a Nevada corporation ("Buyer") and DAVE MARGOLIN ("Margolin").

RECITALS

     A. Seller distributes financial products and services including its Classic Advantage Cards and the stored value Mastercards and sells general merchandise on credit to holders of such cards (the "Business").

     B. Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Business and Seller's related assets and rights.

     C.   Margolin is the sole shareholder, officer and director of Seller.

AGREEMENT

     In consideration of the mutual agreements, representations and warranties in this Agreement, the parties agree as follows:

1.   Purchase and Sale of Assets

     Buyer hereby purchases from Seller, and Seller hereby sells, conveys, transfers and assigns to Buyer, all of Seller's assets and rights relating to the Business, other than the assets excluded in Section 2 below (the "Assets"), including (without limitation) all of Seller's right, titles and interests in and to the following:

     (a) Seller's rights under leases of equipment and licenses of intellectual property rights presently used in the Business, and under other agreements with vendors, customers and other third parties (excluding the Excluded Agreements (as defined below), the "Assumed Agreements"), including (without limitation) its rights and receivables under agreements with customers relating to Seller's past sales and distribution of Classic Advantage Cards, Seller's other accounts receivable from past sales of goods or services, and Seller's rights under other agreements listed on attached Schedule 1(a);

     (b) Seller's computer hardware, peripherals and accessories, phone system, other equipment, tools, signs, furniture, fixtures, leasehold improvements, written marketing materials, inventory and other tangible assets used in or related to the Business, including (without limitation) the items listed on attached Schedule 1(b);

     (c) Seller's rights to the "Signet" account management and billing software system, Seller's corporate name and all other computer software, copyrights, customer lists, domain names, URL addresses, fictitious business names, trade names, trademarks, service marks, telephone numbers, transferable permits and licenses, goodwill and other intellectual property rights and intangible assets used in or related to the Business, including (without limitation) the items and rights listed on attached Schedule 1(c);

     (d) All assignable warranties, indemnification and similar rights against the manufacturers or sellers of Seller's assets relating to the future use and performance of such assets; and

     (e) All books, records, data, information and documents relating to the Business or the Assets.

2.   Excluded Assets

The following assets and items shall be retained by Seller and are not included in the Assets (the "Excluded Assets"):

     (a)  Seller's cash;

     (b)  Seller's bank accounts;

     (c)  Seller's rights under (i) any agreements not listed on Schedule
1(a) between Seller and Margolin, Seller's employees or any third parties controlled by any such person(s), (ii) Seller's real property lease,
(iii) Seller's banking or loan agreements with any banks or other lenders,
(iv) Seller's agreements with customers, financial institutions or other parties in connection with Seller's past sales and distribution of Mastercards, and
(iv) any other agreements of Seller which are listed on attached Schedule 2 (together, the "Excluded Agreements");

     (d) The corporate seal, minute books, stock books and other records having to do solely with the organization and ownership of Seller; and

     (e)  any other assets listed on attached Schedule 2.

3.   Assumption of Liabilities

     In connection with its purchase of the Assets, Buyer agrees to assume and pay or carry out Seller's future obligations under the Assumed Agreements (the "Assumed Liabilities"). However, the Assumed Liabilities will not include, unless separately expressly assumed in writing by Buyer in its discretion: (a) any obligations arising out of Seller's past violations or breaches of, or any existing conditions that, if continued, with the passage of time or notice would constitute breaches by Seller under, the Assumed Agreements, (b) any payments or actions that were due before the date of this Agreement, (c) any obligations that are not contained in the copies of the written Assumed Agreements that have been provided by Seller to Buyer, (d) any material obligations in any material oral Assumed Agreements that have not been accurately described to Buyer by Seller under Section 5.4, and (e) any obligations under agreements of Seller that are not listed in Schedule 1(a). No debts, obligations or liabilities of Seller other than the Assumed Liabilities (the "Excluded Liabilities"), whether accruing or incurred before or after the date of this Agreement, will be assumed by or binding upon Buyer. The Excluded Liabilities specifically include, but are not limited to, any liabilities or obligations arising from Seller's past sales of any Mastercards, any sales tax owed on account of the sale of the Assets under this Agreement, Seller's tax obligations, Seller's employee relations or Seller's past violations of any laws, rules or regulations relating to Seller or the Business. Seller agrees to pay or satisfy when due all Excluded Liabilities, without any reimbursement or obligation of Buyer.

4.   Purchase Consideration

     4.1 In addition to its assumptions under Section 3 above, Buyer agrees to pay to Seller for the Assets and Seller's obligations under this Agreement the following:

     (a) the cash sum of Eighty Five Thousand Dollars ($85,000), which is being paid to Seller concurrently with the execution and delivery of this Agreement;

     (b) the cash sum of Five Thousand Dollars ($5,000), which is being paid to Sunbelt Business Brokers concurrently with the execution and delivery of this Agreement in full payment of all Seller's obligations to that entity, as evidenced by its executed release a copy of which is attached to this Agreement as Exhibit A;

     (c) Thirty Three Thousand Seven Hundred Fifty (33,750) shares of Buyer's Common Stock, which are being issued to Margolin on the date of this Agreement;

     (d) Three Thousand Seven Hundred Fifty (3,750) shares of Buyer's Common Stock, which are being issued to Victor Lee on the date of this Agreement in satisfaction of Seller's payment obligation to him for advisory services;

     (e) Seventy-Five Thousand (75,000) shares of Buyer's Common Stock, which will be issued to Margolin six (6) months after the date of this Agreement on November 2, 2004;

     (f) Thirty-Seven Thousand Five Hundred (37,500) shares of Buyer's Common Stock, which will be issued to Margolin one (1) year after the date of this Agreement on November 2, 2004; and

     (g) to be paid by check to Seller on the 61st day after the date of this Agreement: (i) the cash sum of Ten Thousand Dollars ($10,000);
(ii) plus ninety-five percent (95%) of all cash receipts received by then from Seller's mailings during the thirty (30) days before the date of this Agreement, including (without limitation) mailings of Classic Advantage Cards; (iii) less ninety-five percent (95%) of all refunds then paid or owed on account of such mailings during that 30-day period, (iv) less the accrued vacation pay owed to Seller's employees other than Margolin on account of their ceasing to be employed on or about the date of this Agreement, which shall be paid to such employees by Buyer; (v) less the amounts of any refunds (not covered by Section 4.1(g)(iii) above) which are then owed to Seller's customers, as of the date of this Agreement, and which Buyer (in its absolute discretion) has agreed to pay.

     4.2 If, after the date of this Agreement until the first anniversary of the date of this Agreement, Buyer shall (a) make a distribution on its shares of Common Stock in shares of its capital stock or stock equivalents,
(b) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (c) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the number of shares of Common Stock thereafter issuable at any time under Section 4.1 to Margolin shall be adjusted (without accelerating the actual date of issuance) to equal the number of shares of Buyer's Common Stock Margolin would have been entitled to receive if such issuance had occurred immediately prior to the record date for such event and the shares received in such issuance had been changed or affected by such event in the same manner as the other outstanding shares of Buyer's Common Stock. For example, if there should be a 2-for-1 stock split of Buyer's Common Stock, the number of shares of Common Stock thereafter issuable under Section 4.1 would be doubled. Such an adjustment shall be made successively whenever any event listed above shall occur.

     4.3 If, after the date of this Agreement until the first anniversary of the date of this Agreement, Buyer shall make any distribution of cash, shares and/or other property to holders of Seller's Common Stock as a dividend, distribution, spin-off, split-off or liquidating distribution (other than a transaction described in Section 4.2), then provision shall be made so that the shares of Buyer's Common Stock thereafter issuable at any time under Section 4.1 to Margolin shall be supplemented (without accelerating the actual date of issuance) to include the amount, number and type of cash, shares and/or other property such Margolin would have been entitled to receive in such distribution if such issuance had occurred immediately prior to the record date for such distribution. Such an adjustment shall be made successively whenever any such distribution shall occur.

     4.4 If, after the date of this Agreement until the first anniversary of the date of this Agreement, there shall occur any reclassification, capital reorganization or recapitalization of Buyer directly affecting the then outstanding shares of Buyer's Common Stock, any consolidation or merger of Buyer with or into another corporation or other entity, or any sale or disposition of all or substantially all of the assets of Buyer, but excluding any transaction or distribution described in Section 4.2 or 4.3, then, as part of any such transaction, provision shall be made so that the shares of Buyer's Common Stock thereafter issuable at any time under
Section 4.1 to Margolin shall be adjusted (without accelerating the date of issuance) to equal the amount, number and type of shares and/or other property Margolin would have been entitled to receive if such issuance had occurred immediately prior to the record date for such transaction and the shares received in such issuance had been changed or affected in the same manner in the transaction as the other outstanding shares of Buyer's Common Stock. Such an adjustment shall be made successively whenever any such transaction shall occur.

     4.5 In any case covered by Sections 4.2-4.4, the provisions set forth in this Agreement relating to the shares issued under Section 4.1 shall be appropriately adjusted so as to be applicable, as nearly as they may reasonably be, to any shares of stock and/or other property thereafter deliverable under Sections 4.2-4.4.

     4.6  The numbers of shares of Buyer's Common Stock to be issued under
Section 4.1, and/or the cash payments to be received under Section 4.1, may be reduced in accordance with Section 8 below.

     4.7 Concurrently with the execution and delivery of this Agreement, each of Margolin and Victor Lee has signed and entered into a Stock Acquisition Agreement with Buyer, which is attached to this Agreement as Exhibit B-1 or Exhibit B-2 (together, the "Stock Acquisition Agreements"), and Buyer has delivered to Margolin and Victor Lee the certificates for the shares of Buyer's Common Stock which they are entitled to receive under Sections 4.1(c) and 4.1(d). The certificate for the Common Stock to be issued to Margolin under Section 4.1(e) shall be delivered to him six months after the date of this Agreement. The certificate for the Common Stock to be issued to Margolin under Section 4.1(f) shall be delivered to him one year after the date of this Agreement.

     4.8 The purchase consideration shall be allocated among the Assets as set forth on attached Schedule 4.8.

     4.9 If Margolin dies while any of the purchase consideration has not been paid to him under Section 4.1, his heirs or other legal successor(s) in interest shall receive such unpaid consideration when due, subject to the provisions of Section 1 of the Stock Acquisition Agreement between Margolin and Buyer.

5.   Seller's and Margolin's Warranties and Agreements

     Seller and Margolin represent, warrant and agree to and with Buyer as follows:

     5.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has taken all corporate actions necessary to authorize the execution and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to or limiting the rights of creditors generally. Seller's execution and performance of this Agreement will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under any agreement to which Seller is a party, or constitute a fraudulent conveyance or fraudulent transfer under or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Seller is subject. No authorization or approval of, or filing with, any governmental, regulatory or administrative body is required in connection with the execution and delivery by Seller of this Agreement. Margolin is the sole shareholder, director and officer of Seller.

     5.2 The Consulting Agreement between Margolin and Seller being entered into concurrently with the execution and delivery of this Agreement, which is attached to this Agreement as Exhibit C (the "Consulting Agreement"), and the Stock Acquisition Agreement constitutes the legal, valid and binding obligations of Margolin, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to or limiting the rights of creditors generally. Margolin's execution and performance of those agreements will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under any agreement to which Seller is a party, or constitute a fraudulent conveyance or fraudulent transfer under or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Margolin is subject. No authorization or approval of, or filing with, any governmental, regulatory or administrative body is required in connection with the execution and delivery by Seller of those agreements.

     5.3 The Assets, except for the Excluded Assets, consist of all the non-cash properties, agreements and rights necessary for Buyer to continue Seller's Business in the same manner as it has been conducted by Seller prior to the date of this Agreement.

     5.4 Schedule 1(a) accurately lists all of the material agreements to which Seller is a party, except for the Excluded Agreements. Seller has provided to Buyer copies of all such agreements which are written and written descriptions of the material terms of all such agreements which are oral. Except as set forth in Schedule 1(a), neither Seller nor another party is in material violation of or default under, nor is there any existing condition that, if continued, with the passage of time or notice would constitute a material default by Seller or another party under, any such agreement. No consent of any other party or person is required, which has not been received by Seller, is required for the transfer to Buyer of any rights or obligations under any such agreement.

     5.5 Neither Seller nor Margolin: (i) is a party to or bound by or subject to any agreement or instrument, or any judgment, order or decree of any court or governmental agency or authority, which is violated by, or materially impairs, the carrying out of this Agreement, the Stock Acquisition Agreement or the Consulting Agreement (together, the "Agreements"); or (ii) is a party to any pending, or knows of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which may have a material adverse effect on the Agreements, the Assets or the Business.

     5.6 Seller is conveying to Buyer good and marketable title to all the Assets, free and clear of all liens, claims, security interests or encumbrances ("Liens").

     5.7 Schedule 1(b) accurately lists all of the material tangible Assets, and Schedule 1(c) accurately lists all of the material intangible Assets, being purchased by Buyer.

     5.8 To the best knowledge of Margolin, there are no liabilities of Seller, whether accrued, absolute, contingent or otherwise, which arose or relate to any action or transaction of Seller occurring before July 31, 2004, the latest date of the financial statements of Seller recently prepared by Steven Murphy for Seller, which are not disclosed by or reflected in such financial statements and which in the aggregate have or reasonably could be expected to have a material adverse effect on the Business or the Assets
(if they continued to be conducted and owned by Seller). Since July 31, 2004, there has been no material adverse change in Seller's Business or value of the Assets, taken as a whole, or any material sale or disposition of Seller's assets outside the ordinary course of its business, which has not been made known to Buyer by Seller. Seller is not insolvent, its liabilities do not exceed its assets, it is paying its debts as they come due and the transactions contemplated by this Agreement will not cause insolvency of Seller or the Business.

     5.9 Schedule 5.9 to this Agreement lists all of the patents, patent applications, copyrights, trademarks, service marks, names and internet domain names that are presently used by Seller in connection with the Business, and the present U.S. registration status of each of them. As used in this Section 5.9, "Intellectual Property" means patents and patent applications, trade secrets, copyrights, microcode, designs, maskworks, technology, inventions, technical data, computer programs, trademarks, service marks, trade names, internet domain names, business techniques and other intellectual property rights and applications therefor, including particularly (without limitation) the "Signet" software system used by Seller in the Business (the "Signet Software") and the names "Signet Software System," "Classic Advantage Card," "Signature Credit" and variations thereof. Margolin, Seller, Buyer and Daryl Rice have executed the Signet Software Agreement, which is attached to this Agreement as Exhibit D, to clarify their respective rights with respect to the Signet Software. Except as set forth in Exhibit D, Schedule 1(c) or Schedule 5.9:
(a) Seller has received no notice, and Seller is not aware, that Seller's activities or any of the Intellectual Property owned or used by Seller has infringed or violated any Intellectual Property right of any third party;
(b) to the best of Seller's knowledge, Seller owns or is entitled to use all of the Intellectual Property required for the present conduct of its Business; (c) Seller's entering into of this Agreement does not cause any of Seller's Intellectual Property to be lost or reduced; (d) Buyer may continue to use Seller's Intellectual Property in the future in the same manner as it has been used by Seller, except for any expirations of Assumed

Agreements or registered Intellectual Property in accordance with their terms; (e) Seller has not licensed, leased or used any material Intellectual Property owned by other Persons; (f) other than in the ordinary course of the Business, Seller has not transferred, licensed or leased to any third party any of its Intellectual Property; (g) Seller is not aware of any infringement or unauthorized use by others of Seller's Intellectual Property; (h) Seller has entered into an appropriate and effective confidentiality and technology assignment agreement with each of its past and current employees, and with each independent contractor who has provided services relating to Seller's development or modification of its Intellectual Property, copies of which have been provided to Buyer, and, (i) under their agreements with Seller or applicable laws, all of the Intellectual Property developed or generated by Seller's past and present employees and individual independent contractors in the course of their providing services to Seller have become the sole property of Seller.

     5.10 Within the times and in the manner prescribed by law, Seller has filed all national, state and local tax returns and filings required by applicable tax laws and Seller has paid and withheld all income, employment, property, sales and other taxes (including estimated taxes), unemployment and disability compensation insurance contributions, assessments and penalties due and payable or required to be withheld by Seller, except that Seller has not filed its income tax returns for its fiscal year ending December 31, 2003.

     5.11 Seller has complied in all material respects with all laws, statutes and regulations applicable to the Business or the Assets, and there exists no condition or event which with notice, lapse of time or both would constitute a material violation by Seller of such laws, statutes or regulations.

     5.12 Except as set forth in Schedule 5.12, neither Seller nor Margolin is a party to any current lawsuit, arbitration, governmental or regulatory investigation or other legal proceeding and, to the best knowledge of Margolin , no such lawsuit, arbitration, investigation or proceeding against him or Seller has been threatened.

     5.13 Except for Sunbelt Business Brokers and Victor Lee, neither Seller nor any person acting on behalf of Seller has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agent's commissions, finder's fees or similar payments in connection with the transactions related to this Agreement. Except for the shares of Buyer's stock being issued to Victor Lee under Section 4.1(d) above in satisfaction of Seller's payment obligation to him for advisory services, Buyer will have no payment or other obligations whatsoever to Victor Lee in connection with such services or otherwise. Seller and Margolin agree to indemnify, defend and hold harmless Buyer against any and all Adverse Consequences (as defined in Section 9.1) that Buyer may suffer or incur on account of the representations in this paragraph being inaccurate.

     5.14 No representation or warranty of Seller or Margolin contained in this Agreement, nor any other schedule, document, certificate or statement furnished to Buyer by or on behalf of Seller pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the other statements contained therein or in this Agreement not misleading.

6.   Buyer's Warranties and Agreements

     Buyer represents, warrants and agrees to and with Seller and Margolin as follows.

     6.1 Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has taken all corporate actions necessary to authorize the execution and performance of this Agreement. Buyer has qualified to do business as a foreign corporation in the state of California. Each of the Agreements constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to or limiting the rights of creditors generally. Buyer's execution and performance of the Agreements will not violate or constitute a default, or a condition that, if continued, with the passage of time or notice would constitute a default, under any agreement to which Buyer is a party, or constitute a fraudulent conveyance or fraudulent transfer under or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental entity to which Buyer is subject. No authorization or approval of, or filing with, any governmental, regulatory or administrative body is required in connection with the execution and delivery of the Agreements by Buyer, except for any filings required under federal or state securities or tax laws.

     6.2 Buyer (i) is not a party to or bound by or subject to any agreement or instrument, or any judgment, order, or decree of any court or governmental agency or authority, which is violated by, or could materially impairs, the carrying out of the Agreements; and (ii) is not a party to any pending, and does not know of any threatened, action, suit, proceeding or investigation in, before or by any court, governmental agency or authority or arbitrator which may have a material adverse effect on the Agreements.

     6.3 As of the date of this Agreement, the authorized capital stock of Buyer consists of 100,000,000 shares of common stock of which 5,101,000 shares are outstanding. All of the outstanding shares of Buyer have been duly authorized and validly issued and are fully paid and nonassessable.
As of the date of this Agreement, there are outstanding options to purchase up to 2,215,000 shares of Buyer's common stock, of which options to purchase up to 190,001 shares are currently vested and exercisable, and no other options, warrants, debentures, conversion privileges, or other rights, agreements or commitments obligating Buyer to issue or to transfer any additional shares of capital stock to any person.

     6.4 Buyer is currently in compliance with its filing and disclosure requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

     6.5 Neither Buyer nor any person acting on behalf of Buyer has employed any broker, agent or finder or incurred any liability or obligation for any brokerage fees, agent's commissions, finder's fees or similar payments in connection with the transactions related to this Agreement.

     6.6 No representation or warranty of Buyer contained in this Agreement, nor any other schedule, document, certificate or statement furnished to Seller by or on behalf of Buyer pursuant to or in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make the other statements contained therein or in this Agreement not misleading.

7.   Consents to Transfers of Agreements

     If any of the agreements that would otherwise be an Assumed Agreement is not assignable or may not be transferred without the consent of another party to the agreement, this Agreement shall not constitute an assignment of or attempt to assign such agreement if the failure to obtain such consent would materially and adversely affect the rights of Buyer or materially increase the liabilities of Buyer related to such agreement.
But the parties shall cooperate and use reasonable efforts to obtain any such required consent of another party to an agreement. If no such consent is obtained, Seller will cooperate with Buyer in any commercially reasonable arrangements designed to provide to Buyer the benefits under any such agreement including enforcement for the account of Buyer of any rights of Seller under or related to such agreement. In such a case, Buyer may perform the obligations with respect to such agreement for and on behalf of Seller but for the account and benefit of Buyer and Seller shall hold the benefits and privileges of such agreement arising after the date of this Agreement in trust for Buyer.

8.   Additional Agreements

     8.1 Seller shall cease using any trade marks and names included in the Assets and shall immediately change its corporate name to exclude any such or similar marks or names.

     8.2 Seller shall be permitted to retain copies of any and all records and documents deemed reasonably necessary by Seller to prepare tax returns and financial statements, and to respond to governmental authorities or other third parties, so long as Seller maintains the confidentiality of such items. Seller shall have the right of access to and the right to copy, at Sellers' expense, any records copies of which are not retained by Seller, for the sole purpose of responding to inquiries, audits, examinations or litigation initiated by tax authorities, other governmental authorities or other third parties.

     8.3 While Buyer has agreed to retain Margolin as a consultant under the Consulting Agreement and to employ, or cause Execustaff to employee for Buyer's benefit, Seller's other two employees as of the date of this Agreement, Seller will continue, subject to Section 4.1(f), to be liable for and will indemnify Buyer against all compensation and other benefits owed to Seller's employees on account of their employment by Seller or any termination of their employment in connection with the sale of the Assets to Buyer. Margolin and such other employees are each entering into a Proprietary Information and Inventions Assignment Agreement in the form attached to this Agreement as Exhibit E.

     8.4 In the event that any amount is owed to Buyer by Seller or Margolin under this Agreement, or the exhibits to this Agreement, but excluding the Consulting Agreement, including (without limitation) as damages for any breach or misrepresentation by Seller under this Agreement or as an indemnification obligation under Section 9 (an "Owed Amount"), Buyer shall have the right to:

     (a) reduce the number of shares of Buyer's Common Stock to be issued to Margolin in the future under Section 4.1(d) or 4.1(e) of this Agreement by a number of such shares equal to (i) all or a portion of the Owed Amount, less any portions of the Owed Amount separately taken into account under Sections 8.4(b) and 8.4(c) below, (ii) divided by $.75 (the agreed fair market value of a share of Seller's Common Stock on the date of this Agreement); and/or

     (b) reduce the cash amounts to be paid to the Company Shareholders in the future under Section 4.1(f) or 4.1(g) of this Agreement by all or a portion of the Owed Amount, less any portions of the Owed Amount separately taken into account under Sections 8.4(a) or 8.4(c); and/or

     (c) offset or credit all or a portion of the Owed Amount, not in excess of the total Owed Amount less the portions thereof separately taken into account under Sections 8.4 and 8.4(b) above, and thereby satisfy or reduce, any amounts owed by Buyer to Seller or Margolin under the Agreements or otherwise.

Buyer shall give Seller written notice of any such offset.

     8.5 Buyer has made its own investigation of the legality and propriety of Buyer's use of the business methods and marketing materials used by Seller in conducting its business, and Buyer agrees that Seller and Margolin shall have no liability to Buyer under or in connection with this Agreement solely because of Buyer's continuing to use the same or similar business methods or marketing materials in Buyer's business.

9.   Indemnification

     9.1 Seller and Margolin agree to indemnify, defend and hold harmless Buyer against any and all actions, suits, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, rulings, penalties, fees, losses, damages, injuries, obligations and liabilities, including but not limited to interest, penalties and reasonable attorney's fees ("Adverse Consequences"), but excluding the Assumed Liabilities, that Buyer may suffer or incur by reason of a third party claim, demand, action, suit or charge seeking damages or other remedies or compensation (a "Claim") based on or resulting from: (a) any inaccuracy or breach of a representation, warranty or covenant made by Seller or Margolin in or pursuant to this Agreement; or the exhibits to this Agreement, but excluding the Consulting Agreement; or (b) any Excluded Liabilities.

     9.2 Buyer agrees to indemnify, defend and hold harmless Seller and Margolin against any and all Adverse Consequences that Seller or Margolin may suffer or incur by reason of a third party Claim based on or resulting from: (a) any inaccuracy or breach of a representation or covenant made by Buyer in or pursuant to this Agreement; or (b) Buyer's failure to pay or satisfy any of the Assumed Liabilities.

     9.3 A party entitled to indemnification under this Section 9 on account of a third party Claim to which an indemnifying party's obligations under this Section 9 would apply shall promptly notify the indemnifying party of the existence of the Claim; provided, however, that the failure promptly to give such notice shall not excuse or limit the indemnifying party's obligation to indemnify the indemnified party, except to the extent that the indemnifying party suffers damage or prejudice by reason of the indemnified party's failure to give or delay in giving such notice. Notwithstanding the foregoing, an indemnifying party's obligations under this Section 9 relating to a Claim shall only apply if such notice relating to that Claim is given to such party within four (4) years after the date of this Agreement. Within a reasonable time after it or he receives such notice, the indemnifying party will have the right and obligation to assume and thereafter conduct the defense of such Claim at its or his expense, with counsel of its or his choice reasonably satisfactory to the indemnified party; provided, however, that the indemnified party will at all times have the right fully to participate in the defense at its or his own expense and the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior written consent of the indemnified party (which shall not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by the indemnifying party and does not impose an injunction or other equitable relief upon the indemnified party. If the indemnifying party, within a reasonable time after receiving such a notice, should fail to defend against the Claim, the indemnified party will have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the Claim on behalf of and at the risk of the indemnifying party. The indemnification provisions in this Section 9 are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have for breach of a representation, warranty or covenant.

10.  Miscellaneous Provisions

     10.1 This Agreement will be governed by the laws of the State of California.

     10.2 This Agreement contains the entire agreement among the parties, and supersedes all prior agreements, representations and understandings of the parties, relating to the subject matter of this Agreement.

     10.3 Each party agrees that after the delivery of this Agreement it or he will execute and deliver such further documents and do such further acts and things as the other party may reasonably request in order to carry out the terms of this Agreement.

     10.4 No supplement to or amendment of this Agreement will be binding unless executed in writing by Buyer, Seller and Margolin.

     10.5 Subject to the terms of the Stock Acquisition Agreement, this Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors and assigns, and shall not confer any rights or remedies on any others. No party may assign its or his rights or obligations under this Agreement, except with the other parties' written consent.

     10.6 This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

     10.7 If any provision of this Agreement or its application to any person or circumstances is held to be unenforceable or invalid by any court of competent jurisdiction, its other applications and the remaining provisions of this Agreement will be interpreted so as best reasonably to effect the intent of the parties.

     10.8 Each party will pay its or his own legal fees and other expenses in connection with the preparation of this Agreement and the sale of Assets in accordance with this Agreement. However, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because or arising out of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party will be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or he may be entitled.

     10.9 Any notice or other communication to a party pursuant to this Agreement will be deemed to have been duly given if given personally to the party or on the date of delivery in writing, addressed to the party, at the following address:

          If to Buyer:               170 Newport Center Drive
                                     Suite 210
                                     Newport Beach, CA 92660

          If to Seller or Margolin:  4423 West Coast Highway
                                     Newport Beach, CA 92663

     10.10 With respect to words used in this Agreement, the singular form shall include the plural form, the masculine gender shall include the feminine or neuter gender, and vice versa, as the context requires.

     10.11 Any rule of law (including California Code of Civil Procedure Section 1864 or California Civil Code Section 1654) or legal decision that would require interpretation against the drafter of this Agreement is not applicable and is waived.

     10.12 Any provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by the party or by a duly authorized officer of the party. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

EXECUTION

     Seller, Buyer and Margolin have executed and delivered this Agreement in Newport Beach, California as of the date set forth in the first paragraph of this Agreement.


                                        /s/ Dave Margolin
                                        Dave Margolin

                                        Signature Credit Corporation,
                                        a California corporation

                                        By /s/ David A. Margolin
                                        Signature

                                        David A. Margolin
                                        Printed Name

                                        President
                                        Title


                                        Trycera Financial, Inc.,
                                        a Nevada corporation

                                        By /s/ Matthew S. Kerper
                                        Signature

                                        Matthew S. Kerper
                                        Printed Name

                                        CEO
                                        Title

                   Amendment to Asset Purchase Agreement

     Subparagraph 4.1(g) of the Asset Purchase Agreement dated November 2, 2004, by and between Trycera Financial Corporation ("Buyer") and Signature Credit Corporation ("Seller"), is hereby amended to read as follows:

          (g) to be paid by check to Seller on the 61st day after the date of this Agreement: (i) the cash sum of Ten Thousand Dollars ($10,000); (ii) plus ninety-five percent (95%) of all cash receipts received by then from Seller's mailings, excluding the Trycera funded mailing as referenced by the e-mail below dated October 14, 2004, before the date of this Agreement, including (without limitation) mailings of Classic Advantage Cards; (iii) less ninety-five percent (95%) of all refunds then paid or owed on account of such mailings during that 30-day period, (iv) less the accrued vacation pay owed to Seller's employees other than Margolin on account of their ceasing to be employed on or about the date of this Agreement, which shall be paid to such employees by Buyer; (v) less the amounts of any refunds (not covered by Section 4.1(g)(iii) above) which are then owed to Seller's customers, as of the date of this Agreement, and which Buyer (in its absolute discretion) has agreed to pay.